Exhibit 99.1

VCA to Sell a Majority Interest in Vetstreet to Henry Schein

LOS ANGELES--(BUSINESS WIRE)--November 2, 2015--VCA Inc. (NASDAQ: WOOF), a leading national healthcare company in the United States and Canada, today announced that Henry Schein, Inc. (NASDAQ: HSIC), the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners, will acquire a majority interest in VCA’s subsidiary Vetstreet, Inc., a leading software as a service (SaaS) provider of marketing solutions and health information analytics to veterinary practices and animal health product manufacturers.

Following the closing of the transaction Henry Schein Animal Health, the U.S. animal health business of Henry Schein, Inc., will own 80.1 percent of Vetstreet, with the remaining interest owned by VCA. Financial details and terms of the transaction were not disclosed.

Bob Antin, Chairman and CEO, VCA Inc., stated, “We are pleased that through this partnership with Henry Schein, Vetstreet will gain added support to grow its products and services and help veterinarians better connect with their pet owner clients. Vetstreet’s services create a continuity of communication with pet owners that builds customer loyalty and improves care through compliance. Strengthening the bonds between veterinarians and their clients has always been a primary goal of VCA. Vetstreet will greatly benefit from Henry Schein’s understanding of the marketing and communication needs of veterinarians and their clients, while allowing VCA to focus on our core competencies in veterinary hospitals, clinical laboratories, diagnostic imaging technology, and related services in the veterinary industry.”

The transaction is expected to close in the first quarter of 2016 and VCA anticipates that it will record a gain of $30 million to $35 million, subject to transaction costs. In addition, by reinvesting the proceeds of the sale in animal hospital acquisitions and share repurchases, the impact of this divestiture is expected to have an immaterial impact upon the Company’s 2016 operating results.

About VCA Inc.
VCA owns, operates and manages the largest network of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country. Additionally, VCA provides online communication, professional education and marketing solutions, as well as diagnostic imaging equipment to the veterinary community. For further information about VCA, visit www.vca.com.

CONTACT:
VCA Inc.
Tomas Fuller, Chief Financial Officer
310-571-6505